Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between ZYNEX, Inc., a Nevada corporation (the “Company”), and the undersigned (“you”) and is effective as of the “Effective Date” set forth below.

1.

Title and Salary.  You will be employed full-time as the Chief Financial Officer of the Company commencing on July 15, 2014 (the “Effective Date”).  For the first 30 days you will be paid a flat rate of $15,000. After the initial 30 days, your compensation will consist of an annual base salary of $208,000. In addition you will be granted options to purchase 350,000 shares of the Company’s common stock at the closing price on August 8, 2014, subject to the terms of the Company’s 2005 Stock Option Plan.

2.	Incentive Compensation. You you will be eligible to earn incentive compensation as follows:

2014 Incentives:

Incentive
Q3 10-Q’s filed timely (No NT and not late)	10,000 stock options
Replacement of Triumph LOC	50,000 stock options
Q4 EBIDTA profitable by >$500k	50,000 stock options
Zynex Stock Price above $1.00/share	50,000 stock options
Zynex Stock Volume above 100,000 shares/day (13 week average)	100,000 stock options (50,000 options if above 50,000 shares/day

2015 Incentives:

Incentive
Net Revenue > $6M per quarter	Quarterly	10,000 stock options per quarter
EBITDA > $500k per quarter	Quarterly	20,000 stock options per quarter
Free Cash Flow > $500k per quarter	Quarterly	25,000 stock options per quarter
EBITDA above $1,8M y/e 12/31/2015 EBITDA above $2.25M y/e 12/31/2015	Y/E 12/31/2015	75,000 stock options + $50,000 125,000 stock options + $75,000
Zynex Stock Price above $2.00/share	Half if $1/s	50,000 stock options +$25,000
Zynex Stock Volume above 150,000 shares/day (13 week average)	Half if above 100,000	100,000 stock options + $25,000

3.   Benefits.  You will be entitled to four (4) weeks of paid personal time off (“PTO”) per year, which shall cover all vacation, personal, or sick days.  PTO will accrue ratably on a monthly basis.  You may carry over up to one (1) week of unused PTO to the following year.  Any additional personal time off used or received, for whatever reason, shall be unpaid.  The Company recognizes all federal holidays and other holidays as determined by the Company from time to time in its sole discretion.  You acknowledge and agree that you have existing health insurance coverage and hereby decline coverage under the Company’s health insurance plans. The Company may adopt, cancel or modify benefit programs from time to time in its sole discretion.

4.    Employment “At-Will”.  Employment with the Company is at will and may be terminated by you or the Company at any time, with or without cause.  No representative of the Company has the authority to offer employment other than at-will employment except in a written employment contract signed by the president of the Company.

5.    Acceptance.  To signify your acceptance of this Agreement, please sign and return this Agreement to the undersigned representative of the Company.

Employee /s/ Brian P. Alleman_________________________ Brian P. Alleman 8/11/2014_________________________________ (Date)	Company: ZYNEX, Inc. /s/ Thomas Sandgaard_______________________ Thomas Sandgaard, Chief Executive Officer 8/11/2014_________________________________ (Date)